SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 29, 2008

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 984-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 29, 2008, Washington Real Estate Investment Trust (“WRIT”) entered into three mortgage loans with Wells Fargo Bank, National Association. These three loans have an aggregate principal amount of approximately $81 million. The loans mature on May 31, 2016, subject to a one year extension at WRIT’s option. The mortgage loans are secured by three rental apartment projects owned and managed by WRIT in Washington, DC and Montgomery County, Maryland. The mortgage loans bear interest at a fixed rate of 5.71% per annum (during the initial eight year term) and provide for monthly interest-only payments due on the first business day of each calendar month commencing on July 1, 2008. The mortgage loans may not be prepaid during the initial 96 month term but may be prepaid during the 12 month extension period, during which the interest rate will float at 2.5% over a reference rate, without prepayment fees. The mortgage documents contain representations, covenants, events of defaults and remedies typical for these types of mortgage loans. WRIT intends to use the net proceeds of the mortgage loans of approximately $80.2 million to repay a portion of the current principal amount outstanding under its existing line of credit with Wells Fargo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST
(Registrant)

By:	/s/ Sara Grootwassink
(Signature)
Sara Grootwassink
Chief Financial Officer

June 5, 2008